Sub-Item 77Q2

Nuveen New York Select Quality Municipal
Fund, Inc.
33-39796
811-06295

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section
16(a)
filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the initial affiliation report on behalf of the officer listed below was filed late on December 11, 2003, accession number
0001189642-03-000341.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Daniel S. Solender